EXHIBIT 99.9

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplements dated August 28, 2017 and August 29, 2017 to the prospectus dated August 4, 2016 relating to securities issued pursuant to Registration Statement No. 333-212752 of Export Development Canada.

/s/ Milbank, Tweed, Hadley & McCloy
Milbank, Tweed, Hadley & McCloy LLP

September 1, 2017